Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

PIANISSIMO HOLDINGS CORP.,

PIANISSIMO ACQUISITION CORP.

And

STEINWAY MUSICAL INSTRUMENTS, INC.

Dated as of August 14, 2013

i

Appendix A	-	Defined Terms

Annex I	-	Conditions to the Offer

Exhibit A	-	Sole Stockholder Consent

INDEX OF DEFINED TERMS

Page
Acquisition Sub	1
Adverse Recommendation Change	46
Agreement	1
Alternative Acquisition Agreement	45
Antitrust Laws	18
Appointment Time	7
Book-Entry Shares	11
Certificate of Merger	9
Certificates	11
claim	38
Company	1
Company Common Stock	1
Company Disclosure Letter	15
Company Employees	51
Company Intellectual Property Rights	27
Company Material Adverse Effect	2
Company Material Contract	30
Company Permits	18
Company Related Parties	62
Company SEC Documents	19
Competing Proposal	47
Continuing Directors	8
Corporation	1
D&O Insurance	49
debt	38
Debt Commitment Letters	36
Debt Financing	36
debt obligations	29
Dissenting Shares	14
Effective Time	9
Environmental Laws	31
Equity Commitment Letter	36
Equity Financing	36
Exchange Fund	11
FCPA	19
Financing	36
Financing Agreements	55
Financing Commitments	36
Information Statement	20
Intellectual Property Rights	27
Inventory	31
KSTW	1
KSTW Merger Agreement	1

Lenders	55
Limited Guaranty	38
Merger	1
Merger Agreement	1
Merger Closing	9
Merger Closing Date	9
Merger Consideration	10
Minimum Tender Condition	1
New Plans	51
Non-U.S. Benefit Plan	23
Non-Union Company Employees	51
Notice of Superior Proposal	46
Offer	1
Offer Closing	3
Offer Closing Date	3
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer Termination	3
Offer Termination Date	3
Option Cash Payment	13
Owned Real Property	30
Parent	1
Parent Disclosure Letter	33
Parent Expenses	62
Parent Organizational Documents	34
Parent Related Parties	61
Paying Agent	11
Payroll Agent	14
Preferred Stock	16
Promissory Note	6
Release	31
Representatives	43
Reverse Termination Fee	61
Schedule 14D-9	4
Schedule TO	4
Solvent	37
Superior Proposal	48
Suppliers	31
Surviving Corporation	9
Takeover Statutes	32
Target	1
Termination Date	58
Termination Fee	61
Top-Up Closing	6
Top-Up Exercise Date	6

v

Top-Up Option	6
Top-Up Option Shares	6
Total Option Cash Payments	13
Transactions	1
Transferee	12
wholly owned subsidiaries	64

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2013 (this “Agreement”), is made by and among Pianissimo Holdings Corp., a Delaware corporation (“Parent”), Pianissimo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, immediately prior to entering into this Agreement, the Company (i) terminated the Agreement and Plan of Merger dated as of June 30, 2013, by and among KSTW Holdings, Inc., a Delaware corporation (“KSTW”), KSTW Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of KSTW, and the Company (the “KSTW Merger Agreement”), in accordance with Section 8.1(c)(ii) of the KSTW Merger Agreement, and (ii) paid to KSTW the “Termination Fee” (as defined in the KSTW Merger Agreement) required to be paid to KSTW pursuant to the terms of the KSTW Merger Agreement;

WHEREAS, the respective boards of directors of Parent, Acquisition Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Acquisition Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $40.00 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, without interest, upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, following the acceptance for payment of the Company Common Stock pursuant to the Offer and exercise of the Top-Up Option, if applicable, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will be merged with and into the Company (the “Merger” and together with the Offer, the Financing, the Financing Agreements, the Top-Up Option, if applicable, and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the DGCL (with the Merger being governed by subsection (h) of Section 251 of the DGCL), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company (other than Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest;

WHEREAS, the board of directors of Acquisition Sub has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Transactions, and Parent, as sole stockholder of Acquisition Sub, has adopted this Agreement;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the

Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub in the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company the Equity Commitment Letter of the Sponsor, dated as of the date of this Agreement, pursuant to which the Sponsor has agreed to fund the Equity Financing and the fees and expenses payable by Parent or Acquisition Sub pursuant to this Agreement, subject to the terms and conditions therein, and the Limited Guaranty of the Sponsor, dated as of the date of this Agreement, pursuant to which the Sponsor has agreed to guaranty the full amount of the Reverse Termination Fee, if payable, subject to the terms and conditions contained therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, the Company and the board of directors of the Company have agreed to take all actions necessary so that no rights shall be issued or exercisable under the Rights Plan, and the Rights Plan shall have no force or effect, with respect to the Transactions; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1                                    The Offer.

(a)                                 As promptly as reasonably practicable (and, in any event, within five (5) Business Days) after the date of execution of this Agreement by all parties hereto), Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer.  The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”).  The Offer shall initially expire at 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act).  Acquisition

Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the consent of the Company, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Company Common Stock, (v) except as expressly provided in this Section 2.1(a), terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.  Notwithstanding any other provision of this Agreement to the contrary, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Acquisition Sub shall not be required to extend the Offer beyond the Termination Date.  Notwithstanding any other provision of this Agreement to the contrary, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, then Acquisition Sub may and, if requested by the Company, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer by increments of five (5) Business Days; provided, however, that the maximum number of days that the Offer may be extended pursuant to this sentence shall be twenty (20) Business Days unless requested or approved by the Company; provided, further, that Acquisition Sub shall not be required to extend the Offer beyond the Termination Date.  Upon the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.  Payment of shares of Company Common Stock by Acquisition Sub pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”  The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.1(a)), unless this Agreement is validly terminated in accordance with Section 8.1.  If (i) at any then-scheduled expiration of the Offer, (x) each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, (y) the Minimum Tender Condition shall not have been satisfied and (z) no further extensions or re-extensions of the Offer are permitted or required pursuant to this Section 2.1(a) or (ii) this Agreement is terminated pursuant to Section 8.1, then, in each case, Acquisition Sub shall promptly (and, in any event, within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.  The termination of the Offer pursuant to clause (i) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.”  If the Offer is

terminated or withdrawn by Acquisition Sub, or this Agreement is terminated in accordance with Section 8.1, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

(b)                                 On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents.  Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Acquisition Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws.  Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  Parent and Acquisition Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents.  Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Acquisition Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(c)                                  Parent shall provide, or cause to be provided, to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

Section 2.2                                    Company Actions.

(a)                                 On the date the initial Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 6.6, describe and make the Company Recommendation with respect to the Offer and include a copy of the opinion referred to in Section 4.24, and shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to the holders of Company Common

Stock.  The Company and Parent shall cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.  Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent and Acquisition Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9.  Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.  The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the board of directors of the Company contained in the Schedule 14D-9.

(b)                                 In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition Sub promptly (and in any event within five (5) Business Days after the date of execution of this Agreement by all parties hereto) with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date, and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Acquisition Sub shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.  In addition, in connection with the Offer, the Company shall cooperate with Parent and Acquisition Sub to disseminate the Offer Documents to holders of shares of Company Common Stock held in or subject to any Company Benefit Plan and, to the extent provided for in any such Company Benefit Plan, to permit such holders of shares to tender shares of Company Common Stock in the Offer.

Section 2.3                                    Top-Up Option.

(a)                                 The Company hereby grants to Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.3, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Acquisition Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding on a “fully diluted basis” immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option may not be exercised to the extent that the number of Top-Up Option Shares exceeds that number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option.  The Top-Up Option shall be exercisable only once, in whole but not in part.  The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no applicable Law shall be in effect that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares.

(b)                                 The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares complies with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.  If (i) the Merger Closing has not occurred within one (1) Business Day following the Offer Closing (or, if later, one (1) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and (ii) there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its affiliates, would represent at least ninety percent (90%) of the shares of Company Common Stock outstanding on a “fully diluted” basis on the Offer Closing Date, Acquisition Sub shall be deemed to have exercised the Top-Up Option on such date (the “Top-Up Exercise Date”).  On the Top-Up Exercise Date, (i) Parent shall give the Company written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its subsidiaries at the time of such notice (giving effect to the Offer Closing) and (ii) the Company shall, immediately following receipt of such notice on the Top-Up Exercise Date, deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Option Shares.  At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place at the location specified in Section 2.6 and shall be deemed to occur immediately following the Offer Closing and immediately preceding the Merger Closing, the purchase price owed by Acquisition Sub to the Company therefor shall be paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”).  The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of five percent (5%) per annum, (iii) shall be full recourse to Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms.  At the Top-Up Closing, the Company shall cause to be issued to Acquisition Sub a certificate representing the Top-Up Option Shares.

(c)                                  Parent and Acquisition Sub acknowledge that the Top-Up Option Shares that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)                                 Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.5.

Section 2.4                                    Directors.

(a)                                 Subject to applicable Law and provided that the Minimum Tender Condition is satisfied, promptly after Acquisition Sub accepts for payment and pays for any shares of Company Common Stock tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Acquisition Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the board of directors of the Company as is equal to the product of the total number of directors on the board of directors of the Company (giving effect to the directors elected or designated by Acquisition Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent and Acquisition Sub bears to the total number of shares of Company Common Stock then outstanding; provided, however, that, subject to applicable Law and the rules of the NYSE, Acquisition Sub shall be entitled to designate at least a majority of the directors on the board of directors of the Company at all times following the Appointment Time.  Upon Acquisition Sub’s request at any time following the Appointment Time, the Company shall, subject to the terms of the Restated Certificate of Incorporation and the Bylaws of the Company, take such actions, including but not limited to filling vacancies or newly created directorships on the board of directors of the Company, increasing the size of the board of directors of the Company (including by amending the Bylaws of the Company if necessary so as to increase the size of the board of directors of the Company) and/or requesting and accepting the resignations of such number of its incumbent directors, as is reasonably necessary to enable Acquisition Sub’s designees to be so elected or designated to the board of directors of the Company, and shall cause Acquisition Sub’s designees to be so elected or designated at such time.  The Company shall, upon Acquisition Sub’s request following the Appointment Time, also cause Persons elected or designated by Acquisition Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the board of directors of the Company of (i) each committee of the board of directors of the Company, (ii) each board of directors (or similar body) of each subsidiary of the Company, and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the rules of the NYSE.  The Company’s obligations under this Section 2.4(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4(a), including mailing to the Company’s stockholders (together with the Schedule 14D-9, unless otherwise requested by Parent) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Acquisition Sub’s designees to be elected or designated to the board of directors of the Company.  Parent shall supply the Company with, and solely be responsible for, information with respect to Acquisition Sub’s designees and Parent’s and Acquisition Sub’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.  The provisions of this Section 2.4(a) are in addition to and shall not limit any rights that any of Acquisition Sub, Parent or any of their respective affiliates may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(b)                                 In the event that Acquisition Sub’s designees are elected or designated to the board of directors of the Company pursuant to Section 2.4(a), then, until the Effective Time, the Company shall use its reasonable efforts to cause the board of directors of the Company to maintain three directors who are members of the board of directors of the Company on the date of this Agreement, each of whom shall be “independent” for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the board of directors of the Company) so that the Continuing Director(s) shall be entitled to elect or designate another person (or persons) to fill such vacancy, and such person (or persons) shall be deemed to be a Continuing Director for purposes of this Agreement.  If no Continuing Director then remains, the other directors shall designate three persons who shall each qualify as “independent” for purposes of Rule 10A-3 of the Exchange Act and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such persons shall be deemed Continuing Directors for all purposes of this Agreement.  Notwithstanding anything in this Agreement to the contrary, if any of Acquisition Sub’s designees have been elected or appointed to the board of directors of the Company after the Appointment Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the stockholders of the Company as may be required by the governing documents of the Company or applicable Law) be required (and upon such vote the Company will be deemed authorized without any further vote of the board of directors) for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Acquisition Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) except as provided herein, to amend the governing documents of the Company, or (iv) to take any other action or make any other determination of the board of directors of the Company under or in connection with this Agreement or any of the Transactions.  The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the board of directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.  Following the Appointment Time and prior to the Effective Time, neither Parent nor Acquisition Sub shall take any action to remove any Continuing Director subject to the Restated Certificate of Incorporation and Bylaws of the Company.

Section 2.5                                    The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Steinway Musical Instruments, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. Such merger shall be governed by subsection (h) of Section 251 of the DGCL and shall be effected as soon as practicable following the Offer Closing.

Section 2.6                                    Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Merger (the “Merger Closing”) will take place at 9:00 a.m. (Eastern time) immediately following the Offer Closing subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Akin Gump Strauss Hauer & Feld LLP; One Bryant Park, New York, New York, 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Merger Closing Date”), provided that the Merger Closing Date shall be effected as soon as practicable following the Offer Closing.

Section 2.7                                    Effective Time.

(a)                                 Concurrently with the Merger Closing, the Company, Parent and Acquisition Sub shall cause a certificate of ownership and merger (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL.  The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)                                 From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.8                                    Certificate of Incorporation and Bylaws.  Subject to Section 6.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  “The name of the corporation is Steinway Musical Instruments, Inc.”; and provided further that at the Effective Time, the title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  “Bylaws of Steinway Musical Instruments, Inc.”.

Section 2.9                                    Board of Directors.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.10                             Officers.  From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Acquisition Sub or the holders of any securities of Parent, the Company or Acquisition Sub:

(a)                                 Cancellation of Company Securities.  Each share of Company Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub (including as a result of the exercise of the Top-Up Option by Acquisition Sub, if applicable) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof, and each share of Company Common Stock owned by any subsidiary of the Company shall be converted into a share of capital stock of the Surviving Corporation.

(b)                                 Conversion of Company Securities.  Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”).  Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the

“Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c)                                  Conversion of Acquisition Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change.

Section 3.2                                    Exchange of Certificates.

(a)                                 Designation of Paying Agent; Deposit of Exchange Fund.  At or prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 3.1(b) and Section 3.3.  Immediately upon the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Fund to be held for the benefit of the holders of Company Common Stock and applied promptly to making the payments pursuant to Section 3.1(b).  The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement.

(b)                                 As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (x) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (y) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including, without limitation, any necessary Tax forms), the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered (the “Transferee”) if such Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establishes to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e)                                  No Liability.  None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental

Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)                                   Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent in accordance with Section 3.2(a), (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3                                    Stock Options; Employee Stock Purchase Plan.

(a)                                 As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled without any action on the part of any holder of any Company Option in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes (the “Option Cash Payment,” and the sum of all such payments, the “Total Option Cash Payments”).  As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in respect thereof.

(b)                                 Immediately following the Effective Time, Parent shall cause the Surviving Corporation to pay through its payroll systems the applicable Option Cash Payments, if any, to the holders of Company Options, subject to Section 3.4.

(c)                                  As soon as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take all actions necessary to (i) terminate the ESPP as of the Effective Time and, in accordance with the terms of the ESPP, provide that any “Purchase Period” (within the meaning of the ESPP) in process on the Merger Closing Date shall end as of immediately prior to the Effective Time, with such pro-rata adjustments as may be necessary to reflect a shortened Purchase Period, but otherwise treating such shortened Purchase Period as a fully effective and completed Purchase Period for all purposes under the ESPP, (ii) provide that participants may not increase their payroll deductions or purchase elections prospectively and (iii) provide that no Purchase Period shall commence under the ESPP following the date hereof.  Any shares of Company Common Stock acquired as a result of the completion of the Purchase Period that ends as of immediately prior to the

Effective Time shall be treated as outstanding shares of Company Common Stock for purposes of Section 3.2.

Section 3.4                                    Withholdings.  Parent, Acquisition Sub, the Surviving Corporation, the Paying Agent and the Surviving Corporation’s payroll agent (the “Payroll Agent”) shall be entitled to deduct and withhold from the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Options such amounts as Parent, Acquisition Sub, the Surviving Corporation, the Paying Agent or the Payroll Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation, the Paying Agent or the Payroll Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation, the Paying Agent or the Payroll Agent.

Section 3.5                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.6                                    Dissenting Shares.  Notwithstanding Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.  Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub), and the Total Common Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date.  Any portion of the Total Common Merger Consideration made available to the Paying Agent pursuant to Section 3.2 to pay for Dissenting Shares will be returned to Parent upon demand.  The Company shall give Parent (a) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or withdrawals of such demands and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL.  Prior to the Effective Time, the Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.7                                    Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding disclosure under any risk factors section or forward-looking statements disclaimer) to the extent that the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, provided that nothing in such SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 4.3 and 4.4, or (b) as disclosed in the correspondingly numbered section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), or in any other section of the Company Disclosure Letter to the extent the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, the Company hereby represents and warrants to Parent as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 identifies, as of the date of this Agreement, each subsidiary of the Company (including its jurisdiction of incorporation or formation).  All the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company’s subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens.  Except for the capital stock and voting securities of, and other equity interests in, the Company’s subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

Section 4.2                                    Certificate of Incorporation and Bylaws.  The Company has made available to Parent true, correct and complete copies of the Restated Certificate of Incorporation and the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries, each as amended to date.  The Restated Certificate of Incorporation and the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries are in full force and effect.  None of the Company or its subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $0.001 per share (consisting of 5,000,000 shares of Class A Common Stock and 90,000,000 shares of Company Common Stock) and 5,000,000 shares of the Preferred Stock, par value $0.001 per share (the “Preferred Stock”).  As of the close of business on August 8, 2013, (i) 12,548,617 shares of Company Common Stock were issued and outstanding, (ii) no shares of Class A Common Stock were issued and outstanding, (iii) no shares of Preferred Stock were issued and outstanding, (iv) 1,884,803 shares of Company Common Stock were held in treasury and (v) no shares were held by a wholly owned subsidiary of the Company.  As of August 8, 2013, there were (i) 132,805 shares of Company Common Stock available for issuance pursuant to the ESPP, (ii) 738,179 shares of Company Common Stock available for issuance under the 2006 Plan including, as of August 8, 2013, outstanding Company Options to purchase 491,629 shares of Company Common Stock pursuant to the 2006 Plan, and (iii) 88,200 shares of Company Common Stock available for issuance under the 1996 Plan, including, as of August 8, 2013, outstanding Company Options to purchase 88,200 shares of Company Common Stock pursuant to the 1996 Plan.  Except as set forth above, as of August 8, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  Except as set forth above and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  There are no outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any equity interests in the

Company, or obligate the Company to grant, extend or enter into any such agreements relating to any equity interests in the Company, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests in the Company.

(b)                                 The Company has no declared but unpaid dividends.

(c)                                  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP and the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

Section 4.4                                    Authority Relative to Agreement.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action.  The board of directors of the Company, at meetings duly called and held, adopted resolutions, at the recommendation of the Special Committee, (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub in the Offer, (D) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company, if required by applicable Law, and (E) recommending that the stockholders of the Company adopt this Agreement, if required by applicable Law, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Offer and the Merger (other than the filing of the Certificate of Merger with the Secretary of State).

(b)                                 This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5                                    No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger, the Top-Up Option and any other transactions contemplated by this Agreement, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will not (i) conflict with or violate (x) the Restated Certificate of Incorporation or Bylaws of the Company or (y) the organizational or governing documents of any of the Company’s subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under the terms, conditions or provisions of the KSTW Merger Agreement.

(b)                                 The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger or any other transaction contemplated by this Agreement, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the DGCL and (iv) the rules of the New York Stock Exchange, and except where failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6                                    Permits and Licenses.  Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries and to carry on their businesses as they are now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7                                    Compliance with Laws.

(a)                                 The Company and its subsidiaries are in compliance with, and since January 1, 2010 have not received written notice of any default or violation of, any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect.  This Section 4.7 shall not apply to any of the subject matters addressed in Section 4.8 (Company SEC Documents; Financial Statements), Section 4.10 (Disclosure Controls and Procedures), Section 4.14 (Employee Benefit Plans), Section 4.16 (Intellectual Property), Section 4.17 (Taxes) or Section 4.20 (Environmental Matters).

(b)                                 (i) To the knowledge of the Company, none of the Company, its subsidiaries or their respective employees and representatives have used corporate Company funds (or the funds of any of its subsidiaries) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds, (ii) the Company and its subsidiaries make and keep books, records and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the subsidiaries’ assets, and have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) and (iii) the Company and its subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and/or any similar law will be prevented, detected and deterred.

Section 4.8                                    Company SEC Documents; Financial Statements.

(a)                                 Since December 31, 2010, the Company has filed with the SEC all material forms, schedules and other documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules and other documents and reports and including any amendments thereto filed prior to the date hereof, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.    To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.  There has been no material correspondence between the SEC and the Company since December 31, 2010 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)                                 Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii)

was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including in any notes thereto).

(c)                                  Since December 31, 2010, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE.

Section 4.9                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10                             Disclosure Controls and Procedures.

(a)                                 The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

(b)                                 Since December 31, 2009, none of the Company, any officer of the Company, the independent accountants of the Company, the board of directors of the Company or the audit committee of the board of directors of the Company has received any written notification of any (i) “significant deficiency” in the Company’s internal controls over financial reporting, (ii) “material weakness” in the Company’s internal controls over financial reporting or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 4.11                             Absence of Certain Changes or Events.

(a)                                 Since January 1, 2013 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)                                 Since January 1, 2013 through the date of this Agreement, except as otherwise expressly permitted by this Agreement, (i) the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and, (ii) neither the Company nor any of its subsidiaries has taken, or omitted to take, any action that, if taken, or omitted to be taken, after the date of this Agreement, would constitute a breach of Section 6.1.

Section 4.12                             No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2012 or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities incurred in connection with this Agreement and the Transactions, and (d) for liabilities permitted or contemplated by this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13                             Absence of Litigation.  As of the date hereof (a) there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, (b) there are no settlements in excess of $1,000,000 to which the Company or any of its subsidiaries is a party or any of their respective properties are bound and (c) there are no investigations or Orders, by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14                             Employee Benefit Plans.

(a)                                 Section 4.14(a) of the Company Disclosure Letter contains a true and complete list in all material respects of each Company Benefit Plan.  The Company has delivered to Parent, with respect to each Company Benefit Plan listed on Section 4.14(a) of the Company Disclosure Letter), correct and complete copies in all material respects, where applicable, of: (i) all Company Benefit Plan documents and all material amendments and trust agreements, (ii) the most recent IRS determination letter or opinion letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the most recently completed plan year and the actuarial report from the most recently completed plan year, and (iv) the current and most recent summary plan description.

(b)                                 Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, where applicable, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending investigations or audits by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Section 4.14(c) of the Company Disclosure Letter lists each Company Benefit Plan that is subject to Title IV of ERISA and each Multiemployer Plan.  No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any such liability.  Except as set forth in Section 4.14(c) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is a Pension Plan, (i) no proceeding has been initiated by any person to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (iv) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (v) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (vi) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect.

(d)                                 Except as set forth on Section 4.14(d) of the Company Disclosure Letter, with respect to each Multiemployer Plan, (i) none of the Company or any of its ERISA Affiliates has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) no event has occurred that would reasonably be expected to result in a complete or partial withdrawal by the Company or any of its ERISA Affiliates; (iii) none of the Company or any of its ERISA Affiliates has failed to make a required contribution, (iv) none of the Company or any of its ERISA Affiliates has any contingent liability under Section 4204 or 4212(c) of ERISA and (v) none of the Company or any of its ERISA Affiliates has received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been or will be terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(e)                                  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(f)                                   The consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not (i) entitle any current or former employee, director or independent contractor of the Company or any of its subsidiaries to severance pay or any other payment under any Company Benefit Plan or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director under a Company Benefit Plan.  Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the transactions contemplated by this Agreement, whether alone or in combination with any other event.

(g)                                  No Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any of its subsidiaries, or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(h)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:  (i) each Company Benefit Plan (including any employment agreement) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and the terms of the written plan document of each such Plan comply with Section 409A of the Code (such that no Tax would be imposed under Section 409A of the Code if each such plan is operated in compliance with its terms); (ii) the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code; and (iii) no person is entitled to receive any additional payment from the Company or any of its subsidiaries as a result of the imposition of a Tax under Section 409A of the Code.

(i)                                     With respect to each Company Benefit Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or any of its subsidiaries residing outside the United States of America (a “Non-U.S. Benefit Plan”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been timely made, or, if applicable, properly accrued, in accordance with normal accounting practices or, with respect to the German Pension Scheme in accordance with ASC 715 Compensation — Retirement Benefits; (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) if intended to qualify for special tax treatment, each Non-U.S. Benefit Plan meets all requirements for such treatment in all material respects.

(j)                                    Save for the UK Pension Scheme, in the United Kingdom neither the Company nor any of its subsidiaries: (i) is or has been under a legal obligation to, or (ii) is or has been a party to any scheme, agreement or arrangement, to pay, provide or contribute to any benefit including but not limited to any pensions, allowances in respect of retirement, death, disability, or long term ill health for the benefit of, or in respect of, any current or former officers or employee of the Company or any of its subsidiaries, their dependents nor has the Company or any of its subsidiaries provided or promised to provide any ex-gratia pensions, lump sums or like benefits for any current or former employees of the Company or any of its subsidiaries or dependents thereof.  In particular, there is no obligation to pay contributions to any personal pension scheme in respect of any employee.

(k)                                 Other than the UK Pension Scheme, in the United Kingdom neither the Company nor any of its subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability or obligation with respect to any defined benefit pension scheme, final salary scheme or their equivalent and no employee of the Company or any of its subsidiaries is or has ever been entitled to participate in any defined benefit scheme, final salary scheme or any retirement benefit calculated by reference to age, salary, or length of service or any of them provided by the Company or any of its subsidiaries.

(l)                                     To the Company’s knowledge, with respect to the United Kingdom, no undertaking or assurance has been given by the Company or any of its subsidiaries to any employee of the Company or any of its subsidiaries as to the continuance or introduction or increase or improvement of any benefit under any pension arrangements which Parent or Acquisition Sub would be required to implement in accordance with good industrial relations practice whether or not there is any legal obligation to do so.

(m)                             With respect to the United Kingdom, no employee of the Company or any of its subsidiaries has any right in respect of any benefits payable on early retirement or redundancy under an occupational pension scheme which has transferred to any Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and 2006 (as amended).

(n)                                 With respect to the United Kingdom, as of the date hereof there has been no correspondence between the Pensions Regulator and the Company or any of its subsidiaries or, to the Company’s knowledge, any associated or connected person concerning the matters detailed in this Agreement or the power of the Pensions Regulator to issue a contribution notice under Section 38, Pensions Act 2004, or a financial support direction under Section 43, Pensions Act 2004.

(o)                                 With respect to the United Kingdom, no liability has become due by the Company or any associate or connected period (including any of the Company’s subsidiaries) who is or was a participating employer, under Section 75 of the Pensions Act 1995 and no steps have been taken to commence the winding up of any occupational pension scheme which directly or indirectly might have that consequence.

(p)                                 To the Company’s knowledge, as of the date hereof there are no actions, or claims pending or threatened against the Company or any of its subsidiaries with respect to the UK Pension Scheme which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(q)                                 To the Company’s knowledge, the UK Pension Scheme has at all times been operated in accordance with the requirements of applicable legal and administrative requirements, the rules of such arrangements and the relevant taxation and other governmental and regulatory authorities in relation to such arrangements and the Company or its subsidiaries have observed and performed all its obligations under the rules of the UK Pension Scheme, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(r)                                    For the period since January 1, 2013, no discretion or power has been or will be exercised under the UK Pension Scheme before completion of the Merger to augment benefits or contributions thereunder in respect of any of the employees or to admit to membership thereof any employee who would not otherwise have been eligible for admission to membership thereof.

(s)                                   To the Company’s knowledge, the UK Pension Scheme is not and has not been operated in such a way as to directly or indirectly discriminate unlawfully between male and female employees or between employees in any other unlawful manner as regards eligibility, or the rates of contributions or the dates on or from which the benefits are to be or may be provided in any way which is contrary to Article 141 of the Treaty of Rome, any corresponding domestic legislation or otherwise, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(t)                                    Save for the German Pension Scheme and pension arrangements under statutory German law, neither the Company nor any of its subsidiaries: (i) is or has been under a legal obligation to, or (ii) is or has been a party to any scheme, agreement or arrangement, to pay, provide or contribute to any benefit including but not limited to any pensions, allowances in respect of retirement, death, disability, or long term ill health for the benefit of, or in respect of, any current or former officer or employee of the Company or any of its subsidiaries, their dependents nor has the Company or any of its subsidiaries provided or promised to provide any ex-gratia pensions, lump sums or like benefits for any current or former employees of the Company or any of its subsidiaries or dependents thereof.  In particular, there is no obligation to pay contributions to any personal pension scheme in respect of any employee.

(u)                                 Other than the German Pension Scheme and pension arrangements under statutory German law, neither the Company nor any of its subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability or obligation with respect to any defined benefit pension scheme, final salary scheme or their equivalent and no employee of the Company or any of its subsidiaries is or has ever been entitled to participate in any defined benefit scheme, final salary scheme or any retirement benefit calculated by reference to age, salary, or length of service or any of them provided by the Company or any of its subsidiaries.

(v)                                 Other than reflected in the German Pension Scheme, no employee of the Company or any of its subsidiaries has a contractual right toward the Company or any of its subsidiaries to participate in any defined benefit pension scheme, final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary, or length of service or any of them.

(w)                               Other than reflected in the German Pension Scheme or provided for under statutory German law, no undertaking or assurance has been given to any current or former employee of the Company or any of its subsidiaries as to the continuance or introduction or increase or improvement of any benefit under any pension arrangements.

(x)                                 To the Company’s knowledge, there are no actions, or claims pending or threatened against the Company or any of its subsidiaries with respect to the German Pension Scheme which could reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(y)                                 Accruals to be made under the German Pension Scheme have been properly made in accordance with ASC 715-Compensation-Retirement Benefits.

(z)                                  The German Pension Scheme has at all times been operated in accordance with the requirements of applicable legal and administrative requirements, the rules of such arrangements and the relevant taxation and other governmental and regulatory authorities in relation to such arrangements and the Company or its subsidiaries have observed and performed all its obligations under the regulations of the German Pension Scheme, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(aa)                          For the period since January 1, 2013, no discretion or power has been or will be exercised under the deeds, rules and other agreements governing or relating to the German Pension Scheme before completion of the Merger to augment benefits or contributions thereunder in respect of any of the employees or to admit to membership thereof any employee who would not otherwise have been eligible for admission to membership thereof.

(bb)                          To the Company’s knowledge, the German Pension Scheme is not and has not been operated in such a way as to directly or indirectly discriminate unlawfully between male and female employees or between employees in any other unlawful manner as regards eligibility, or the rates of contributions or the dates on or from which the benefits are to be or may be provided in any way which is contrary to Article 141 of the Treaty of Rome, any corresponding domestic legislation or otherwise, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15                             Labor Matters.  Except as set forth in Section 4.15 of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) there is no labor strike, slowdown, work stoppage, organizational activity, lockout or other material labor dispute involving the Company or any of its subsidiaries actually pending or, to the Company’s knowledge, threatened, (b) no complaint, charge or legal proceeding by or before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, (c) no grievance is pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, (d) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental body relating to employees or employment practices, (e) the Company and each of its subsidiaries is in material compliance with its obligations under any agreement with a labor union, works council or other labor organization and all applicable Laws, administrative, and regulatory requirements relating to employment, including but not limited to wages, hours, immigration, discrimination in employment, workplace health and safety, workers’ compensation, and collective bargaining, and other than for accruals in the ordinary course of business, are not delinquent in the payment of any wages or any taxes or penalties for failure to pay wages.  The Company and each of its subsidiaries is in compliance with the WARN Act and comparable state and foreign laws and have no liabilities pursuant to the WARN Act or any comparable state or foreign laws.

Section 4.16                             Intellectual Property.

(a)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use all patents, trademarks, trade names, copyrights, Internet domain names, service marks and trade secrets (the “Intellectual Property Rights”) as are used in the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights.

(b)                                 To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of its subsidiaries, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Company Intellectual Property Rights.

(c)                                  Section 4.16(c) of the Company Disclosure Schedule lists, as of the date hereof, and to the extent owned by the Company and its subsidiaries, (i) all United States patents and patent applications and registered United States and state trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing and (ii) (w) all registered non-United States trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (x) all non-United States patents and patent applications, (y) all registered copyrights and pending applications to register the same and (z) all registered domain names, in each case under clauses (w), (x), (y) and (z) that are material to the business of the Company and its subsidiaries, taken as a whole.

(d)                                 Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its subsidiaries have taken reasonable steps to comply with applicable privacy and similar Laws and maintain the confidentiality of trade secrets, or similar sensitive information owned by them or in their custody, and to protect and preserve through the use of customary non-disclosure agreements and other reasonable measures the confidentiality of all confidential information that is owned or held by the Company and its subsidiaries and used in the conduct of the business. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, such confidential information has not been used by, disclosed to or accessed by any Person except as authorized by the Company.

Section 4.17                             Taxes.  Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its subsidiaries has timely (including all applicable extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (b) the Company and each of its subsidiaries has timely paid all Taxes (whether or not shown on such Tax Returns), except, in the case of clause (a) or clause (b) hereof, with respect to matters contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP; (c) as of the date of this Agreement, there are no pending audits, written claims, examinations, investigations or other proceedings by any taxing authority; (d) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (e) neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (f) neither the Company nor any of its subsidiaries (i) is liable for any Taxes of any other Person (other than the Company and its subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local or foreign Law, or as transferee or successor or (ii) is a party to any Tax allocation or sharing agreement or any Tax indemnity agreement (other than commercial contracts entered in the ordinary course of business that do not relate primarily to Taxes); (g) the Company and each of its subsidiaries have deducted, withheld and timely paid, or caused to be deducted, withheld and timely paid, to the appropriate taxing authority all Taxes required to be deducted, withheld and timely paid in connection with amounts paid or owing to any employee, “principal,” independent contractor, creditor, stockholder or other person and have complied with all reporting and recordkeeping requirements; (h) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or Tax items or has agreed to or is a beneficiary of any extension of time with respect to any Tax that may be assessed or collected, any Tax deficiency or any adjustment to any Tax Return that may be made; and (i) neither the Company nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.18                             Material Contracts.

(a)                                 Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company SEC Documents, Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of:

(i)                                     all contracts that are required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act;

(ii)                                  all contracts (other than contracts between the Company or any of its subsidiaries, on the one hand, and any other Company subsidiary, on the other hand) that involve future payments due from the Company or any of its subsidiaries of more than $1,500,000 during any twelve-month period and are not terminable by the Company or its subsidiary on 90 (or fewer) days’ notice without penalty;

(iii)                               all contracts to which the Company or any of its subsidiaries is a party that contain a covenant (which has not expired as of the date of this Agreement) restricting the ability of the Company or any of its subsidiaries to conduct or compete in any material line of business or compete with any person in any material geographic area;

(iv)                              all contracts to which the Company or any of its subsidiaries is a party granting to any person (other than the Company or any of its subsidiaries) “most favored nation” status that applies to existing or future affiliates of the Company or any of its subsidiaries;

(v)                                 all contracts to which the Company or any of its subsidiaries is a party that provide for “exclusivity” or any similar requirement in favor of any person (other than the Company or any of its subsidiaries);

(vi)                              all joint venture, partnership or other similar agreements to which the Company or any of its subsidiaries is a party;

(vii)                           all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other contracts (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its subsidiaries (other than indebtedness owed to the Company or any of its subsidiaries) in excess of $2,500,000 is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of debt obligations of any other person (other than the Company or any of its subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(viii)                        all contracts with or to a labor union, guild or other employee representative (including any collective bargaining agreement or works council agreement);

(ix)                              all contracts involving the settlement of any litigation with respect to which, as of the date hereof, (i) any unpaid amount exceeds $1,000,000 or (ii) conditions precedent to the settlement have not been satisfied; and

(x)                                 all contracts under which (i) the Company or any of its subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than non-disclosure agreements, and contracts for off-the-shelf or commercially available software), and (ii) the Company has granted a license or sublicense to any third party to use any Company Intellectual Property Rights (other than non-disclosure agreements, agreements in connection with the sale of the products or services in the ordinary course, and other ordinary course non-exclusive licenses or sublicenses granted by the Company substantially on the terms of its applicable standard form of agreement(s), true and correct copies of which have been provided to Acquisition Sub).

Each such contract described in any of clauses (i) through (xv) of this Section 4.18(a) (and each contract entered into after the date of this Agreement that would have been described in any of clauses (i) through (xv) of this Section 4.18(a) if such contract existed on the date of this Agreement) is referred to herein as a “Company Material Contract”).

(b)                                 Except for contracts (including all amendments and modifications thereto) filed in unredacted form as exhibits to the Company SEC Documents, the Company has made available to Parent prior to the date of this Agreement complete and accurate copies (including all amendments and modifications thereto in effect as of the date of this Agreement) of all Company Material Contracts in effect as of the date of this Agreement.

(c)                                  Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.19                             Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) the Company or one of its subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens), (b) the Company or one of its subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), and (c)  the Company or one of its subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or one of its subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.  Section 4.19 of the Company Disclosure Letter correctly describes by common address the Owned Real Property. Except as disclosed on Section 4.19 of the Company Disclosure Letter, there are no leases, subleases, or other similar agreements affecting the owned real property, not any outstanding options to purchase the Owned Real Property.

Section 4.20                             Environmental Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, or as disclosed or referenced in the Company’s SEC Documents, to the Company’s knowledge as of the date hereof:

(a)                                 the Company and its subsidiaries are in compliance with applicable Laws governing pollution or the protection of human health or the environment (“Environmental Laws”), including possessing and operating in compliance with applicable required permits under applicable Environmental Laws;

(b)                                 none of the Company or its subsidiaries has received written notice from any Governmental Authority or Third Party that remains outstanding alleging that the Company or any of its subsidiaries is in violation of, or has liability under, applicable Environmental Law;

(c)                                  the Company and its subsidiaries have not caused “Release” of a Hazardous Material in excess of a reportable and actionable quantity, or otherwise in a manner that requires response actions under applicable Environmental Laws, on their owned real property or their leased real property (or to the knowledge of the Company, on real properties formerly owned or operated in connection with the business of the Company), which Release remains unresolved;

(d)                                 there are no Environmental Claims pending against the Company or any of its subsidiaries;

(e)                                  the Company has no ongoing obligation pursuant to a consent decree or other settlement for an alleged violation of or liability under applicable Environmental Laws, and has not undertaken any remedial obligation which remains outstanding for indemnity of any third party against liability arising under Environmental Laws.

This Section 4.20 contains the only representations and warranties of the Company with regard to environmental matters.

Section 4.21                             Inventory.  Subject to any reserve therefor in the latest audited financial statements included in the Company SEC Documents, at March 31, 2013, all Inventories (including Inventory ordered but not yet received) consisted of items of a quality usable or saleable in the ordinary course of business consistent with past practices and were in quantities reasonably sufficient for the normal operation of the business of the Company and its subsidiaries in accordance with past practices.  As used in this Section 4.21, the term “Inventory” means the inventories of raw materials, work-in-process (including semi-finished goods) and finished goods or products (including in-transit inventory) used, useable or otherwise saleable in the ordinary course of the business of the Company and its subsidiaries, calculated in accordance with the lower of cost or market method, in accordance with GAAP.

Section 4.22                             Suppliers.  Section 4.22 of the Company Disclosure Letter sets forth a true, complete and correct list of the ten (10) largest suppliers, vendors or purchasing agents (“Suppliers”) of the Company and its subsidiaries (determined on the basis of amounts paid by the Company and its subsidiaries in the twelve-month period ended December 31, 2012), together with such amounts paid during such period.  No Supplier has reduced or otherwise discontinued, or, to the knowledge of the Company, threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any of its subsidiaries on reasonable terms, except for such reduction or discontinuation as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23                             Insurance.  Except as would not have a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies.  Since January 1, 2012 through the date hereof, neither the Company nor any of its subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its subsidiaries or any material claim made pursuant to any such insurance policy.

Section 4.24                             Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of its financial advisor, Allen & Company LLC, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Offer Price payable to holders of Company Common Stock (other than Parent, Acquisition Sub and their respective affiliates) pursuant to this Agreement is fair from a financial point of view, to such holders.

Section 4.25                             Takeover Statutes; Rights Plan.  Assuming the accuracy of the representation contained in Section 5.16, the board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) and the provisions of the Rights Agreement inapplicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.  The Company and the board of directors of the Company have taken all actions necessary so that neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the Offer, the Merger, the Top-Up Option and the other Transactions) will cause (a) the grant of any new rights under the Rights Plan or (b) any rights previously granted under the Rights Plan to become exercisable.

Section 4.26                             Vote Required. Assuming the Minimum Tender Condition has been satisfied, no vote of holders of securities of the Company shall be required to adopt this Agreement or approve the transactions contemplated hereby.

Section 4.27                             Brokers.  No broker, finder or investment banker other than Allen & Company LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.28                             KSTW Merger Agreement.  The board of directors of the Company has determined that the terms of this Agreement constitute a “Superior Proposal” (as defined in the

KSTW Merger Agreement).  The Company and the board of directors of the Company have taken all actions necessary to terminate the KSTW Merger Agreement and enter into this Agreement, in each case in compliance and accordance with Section 6.6 and Section 8.1(c)(ii) of the KSTW Merger Agreement, and the KSTW Merger Agreement has been validly terminated by the Company and is no longer in force or effect (except for the provisions therein which survive such termination in accordance with the express terms of the KSTW Merger Agreement).  Each of Parent and Acquisition Sub is an “Excluded Party” as defined in the KSTW Merger Agreement and concurrently with the entry into this Agreement the Company has paid in full to KSTW the “Termination Fee” (as defined in the KSTW Merger Agreement) payable to KSTW pursuant to Section 8.3(a)(ii) of the KSTW Merger Agreement in the amount of $6.675 million and no other payments or amounts are due to KSTW from the Company or its affiliates under the terms of the KSTW Merger Agreement.  The Company has complied in all material respects with its obligations under the KSTW Merger Agreement, including Sections 6.1 and 6.6 thereof, from June 30, 2013 through the date of this Agreement, without giving effect to any consent or waiver thereunder.  The Company has provided Parent with a true and complete copy of the KSTW Merger Agreement and the “Company Disclosure Letter” (as defined therein), including all schedules, annexes and exhibits thereto.

Section 4.29                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and letter sections contained in this Agreement and the disclosure in any section shall be deemed to qualify and apply to other sections in this Agreement only to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Letter”), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of Parent and Acquisition Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2                                    Certificate of Incorporation, Bylaws, and Other Organizational Documents.  Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”).  The Parent Organizational Documents are in full force and effect.  Neither Parent nor Acquisition Sub is in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3                                    Authority Relative to Agreement.  Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder, with such consent attached hereto as Exhibit A), and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4                                    No Conflict; Required Filings and Consents.

(a)                                 None of the execution and delivery of this Agreement by Parent and Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Parent and Acquisition Sub, the consummation by Parent and Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) any applicable Antitrust Laws, (iii) the DGCL, and (iv) the rules of the New York Stock Exchange, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5                                    Absence of Litigation.  As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against Parent, Acquisition Sub, the Sponsor or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6                                    Absence of Certain Agreements.  Except as contemplated by this Agreement, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to tender its shares of Company Common Stock in the Offer or, if required by applicable Law, to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal; or (b) any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Offer or the Merger.

Section 5.7                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  For the avoidance of doubt, Parent makes no representation or warranty with respect to any information supplied by the Company or any of their respective Representatives for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9.

Section 5.8                                    Financing

(a)                                 Parent has delivered to the Company true, correct and complete copies of the executed commitment letters from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank

Securities Inc., together with any related fee letter, engagement letter or other agreement, with only the fee amounts redacted (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent and/or Acquisition Sub for the purpose of funding the Transactions (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from Sponsor pursuant to which the Sponsor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b)                                 As of the date of this Agreement, all of the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.  Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Acquisition Sub and, to the knowledge of Parent, the other parties thereto.  There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) relating to the Financing Commitments.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable.  Subject to the satisfaction of the conditions contained in Section 7.1 and the Offer Conditions, neither Parent nor Acquisition Sub has reason to believe that it would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it.  Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement.  Assuming (i) the satisfaction of the conditions contained in Section 7.1 and the Offer Conditions and (ii) the funding of the Financing in accordance with the terms and conditions set forth in the Financing Commitments, the aggregate proceeds from the Financing, together with Company cash, shall, in the aggregate, be sufficient to fund all of the amounts required to be provided by Parent for the consummation of the Transactions, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the Aggregate Merger Consideration and the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of Parent, Acquisition Sub or the Company required in connection therewith).  There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Commitments.

(c)                                  Neither Parent nor Acquisition Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties to the Debt Financing to provide financing for other potential purchasers of the Company.

Section 5.9                                    Capitalization of Acquisition Sub.  As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 2,000 shares, par value $0.01 per share, 1000 of which are designated as common stock par value $0.01 per share, all of which are validly issued and outstanding, and 1000 of which are designated as preferred stock par value $0.01 per share, none of which are issued and outstanding.  All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent.  Acquisition Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other Transactions.

Section 5.10                             Interest in Competitors.  To the knowledge of Parent, Parent, Acquisition Sub and the Sponsor do not own any equity interest, nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent, Acquisition Sub or the Sponsor under the HSR Act, in any entity or person that derives revenues from products, services or lines of business within the Company’s products, services or lines of business, except, in each case, for ownership or beneficial ownership of publicly traded equity securities of an issuer constituting less than 5% of the outstanding shares of such issuer.

Section 5.11                             Investment Intention.  Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 5.12                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other Transactions based upon arrangements made by or on behalf of Parent or the Sponsor.

Section 5.13                             Solvency.  None of Parent, Acquisition Sub and the Sponsor is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries.  Each of Parent and Acquisition Sub is Solvent as of the date of this Agreement.  Assuming (a) that the representations and warranties set forth in Article IV are true and correct in all respects material to the representations and warranties set forth in this Section 5.13, (b) the satisfaction of the conditions in Section 7.1 and the Offer Conditions and (c) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, the Surviving Corporation and its subsidiaries, taken as a whole, will, after giving effect to all of the Transactions, including the Financing, any alternative financing and the payment of the aggregate Offer Price and the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at the Effective Time.  As used in this Section 5.13, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a stand alone basis) will exceed their debts, (b) each of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a stand alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Acquisition Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a stand alone basis) has sufficient capital and liquidity with which to conduct its business at the Effective Time.  For purposes of this Section 5.13, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.14                             DGCL Section 203.  Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has either Parent or Acquisition Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.15                             Limited Guaranty.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the guaranty of Sponsor, dated as of the date of this Agreement, in favor of the Company in respect of certain obligations of Parent and Acquisition Sub under this Agreement, up to the aggregate amount set forth therein (the “Limited Guaranty”).  The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms.  There has been no default under the Limited Guaranty by the Sponsor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Sponsor.

Section 5.16                             Parent Ownership of Company Securities.  Parent, the Sponsor and their respective subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.17                             Management Agreements.  As of the date hereof, other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations between the Sponsor, Parent or Acquisition Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the board of directors or any of the Company’s affiliates, on the other hand, relating in any way to the Transactions or the operations of the Company after the Effective Time.

Section 5.18                             WARN Act.  Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.19                             Acknowledgement of Disclaimer of Other Representations and Warranties.  Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV.  Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the Transactions, including the Offer, the Merger and the Financing, each of Parent and Acquisition Sub has relied on the results of its own independent investigation.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects, and the Company shall use its reasonable best efforts to maintain its current relationships with its suppliers, manufacturers, distributors, customers, business associates, executives and other key employees and Governmental Authorities.  Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries, to:

(a)                                 amend or otherwise change the Restated Certificate of Incorporation or the Bylaws of the Company (or such equivalent organizational or governing documents of any of its subsidiaries);

(b)                                 issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its subsidiaries’ capital stock, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any (or that are valued in reference to) shares of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise required by the terms of any unexercisable Company Option outstanding on the date hereof); provided, however, that (i) the Company may issue shares upon the exercise of any Company Option outstanding as of the date hereof under this Section 6.1, (ii) the Company may issue shares required to be issued pursuant to the ESPP and (iii) the Company may make grants and awards solely to the limited extent required as of the date of this Agreement under individual employment agreements or offer letters executed prior to the date hereof (which are disclosed on Section 6.1(b) of the Company Disclosure Letter);

(c)                                  (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of its or any of its subsidiaries’ capital stock, other than dividends and distributions paid by a direct or indirect wholly-owned subsidiary of the Company to its parent; (ii) adjust, split, combine or reclassify any of its or any of its subsidiaries’ capital stock, voting securities or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its subsidiaries’ capital stock, voting securities or other equity interests; or (iii) purchase, redeem or otherwise acquire any shares of capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of its capital stock, or any other securities of the Company or any rights, warrants, calls or options to acquire any such shares of capital stock, voting securities or other equity interests, except for purchases, redemptions or other acquisitions of Company Common Stock required in connection with the forfeiture, exercise or vesting of any stock options outstanding on the date of this Agreement or issued after the date of this Agreement in accordance with the requirements of this Agreement;

(d)                                 except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) materially increase the compensation or other benefits payable or to become payable to employees, directors, executive officers of the Company or any of its subsidiaries, other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries increases in cash compensation in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), provided that such increases are not material, either individually or in the aggregate, (ii) grant any severance or termination pay to, or enter into or amend any severance agreement with, any director, officer, employee of the Company or any of its subsidiaries, (iii) enter into any employment agreement (other than an “at will” agreement that may be terminated by the Company without cost or penalty) with any employee or officer of the Company or any of its subsidiaries (except to the extent necessary to replace a departing employee), (iv) except as set forth in Section 6.1(d) of the Company Disclosure Letter, establish, adopt, enter into, amend or terminate any collective bargaining agreement (including, but not limited to, the Collective Bargaining Agreements), or other agreement with a union, works council or other labor representative, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, (vi) amend or modify any outstanding equity award other than to the extent required by the terms of this Agreement, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement contract or arrangement or Company Benefit Plan, (viii) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan other than to the extent required by the terms of this

Agreement, or (ix) change any actuarial assumption used to calculate funding obligations with respect to any Company Benefit Plan, except to the extent required by applicable Law, or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined;

(e)                                  directly or indirectly acquire (including by merger, consolidation, or acquisition of stock or assets) any person or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $2,500,000 in the aggregate; provided, however, this Section 6.1(e) shall not limit the Company’s ability to purchase inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts to which the Company or any of its subsidiaries is a party;

(f)                                   directly or indirectly (i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), in each case, with value in excess of $1,000,000, other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or (ii) enter into, modify or amend any lease of real property;

(g)                                  except for borrowings under the Company’s existing credit facilities (which credit facilities have been disclosed to Parent), (i) incur or modify the terms of any material indebtedness for borrowed money in excess of $1,000,000 in the aggregate or guarantee any such indebtedness for any person, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any of its wholly owned subsidiaries) or (iii) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than as required by their terms as in effect on the date of this Agreement;

(h)                                 make any capital expenditure which is in excess of $1,000,000, except as set forth in the budget delivered to Parent prior to the date hereof;

(i)                                     (i)(A) enter into or become bound by any agreement that, if entered into prior to the date hereof, would be a Company Material Contract, (B) modify or amend in any material respect or modify or amend or grant any release or relinquish any material rights under, any Company Material Contract outside the ordinary course of business or (C) terminate any Company Material Contract or (ii) waive, release or assign any material rights or claims under any Company Material Contract;

(j)                                    change its fiscal year or, except as required by GAAP or applicable Laws, make any change in accounting methods, principles or practices;

(k)                                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l)                                     except in the ordinary course of business, make or change any material Tax elections, settle or compromise any material Tax liability of the Company or any of its subsidiaries requiring payment in excess of $2,000,000, make any material change in any method of Tax or financial accounting, file any amendment to an income or other material Tax Return, waive or extend any statute of limitations in respect of Taxes except as required by Law, fail to promptly notify Parent of any audit, examination, investigation, written claim or other proceedings by any taxing authority that arises prior to the Effective Time and involves a material amount of Taxes; or

(m)                             authorize, commit, resolve or enter into any agreement to do any of the foregoing.

Section 6.2                                    FCPA Activities.  If the Company identifies any activities of the Company or any of its subsidiaries, including those activities of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes to be in violation of the FCPA, the Company shall use reasonable best efforts to cause each of its subsidiaries and Affiliates to cease such activities and take any additional remedial action reasonably requested by Parent or that the Company reasonably deems appropriate under the circumstances.

Section 6.3                                    Merger Without a Stockholders’ Meeting.  Immediately following the Offer Closing, the parties hereto shall take all necessary and appropriate action to, as soon as practicable after the Offer Closing, cause the Merger to become effective without a stockholders’ meeting in accordance with Section 251(h) of the DGCL, or in the event that the Top-Up Option has been exercised in accordance with terms hereof, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its affiliates, to cause the Merger to become effective immediately following the Top-Up Closing without a stockholders’ meeting in accordance with Section 253 of the DGCL.

Section 6.4                                    Appropriate Action; Consents; Filings.

(a)                                 Subject to Section 6.6, the parties hereto will use their respective reasonable best efforts to consummate and make effective the Transactions and to cause the applicable conditions to the Offer and the Merger set forth in Annex I and Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the Transactions, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the Transactions, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  Parent shall promptly (and in no event later than ten (10) Business Days following the date of execution of this Agreement by all parties hereto) make and not withdraw its filings, and thereafter make any other required submissions under the HSR Act with respect to the Transactions.

(b)                                 Parent and Acquisition Sub agree to take (and to cause their affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the Transactions as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of any of the Transactions.  Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division, the FTC or other foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Offer or the Merger by the Termination Date.

(c)                                  Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Merger; provided, however, that the Company shall not be required to make any payment in connection with the Company’s or its affiliates’ obligations under this Section 6.4(c).  Each of the parties hereto (i) will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and (ii) will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.  Notwithstanding the foregoing, obtaining any third party consents pursuant to this Section 6.4(c) shall not be considered a condition to the obligations of the Parent and Acquisition Sub to consummate the Offer or the Merger.

Section 6.5                                    Access to Information; Confidentiality.

(a)                                 From the date of this Agreement to the Effective Time or the earlier termination date of this Agreement, if any, pursuant to Section 8.1, to the extent permitted by applicable Law and contracts, the Company will provide to Parent and its directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ properties, books, contracts and records (including Tax records and Tax Returns) and other information as Parent or its financing sources may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (but not including access to perform physical or environmental examinations or to test or take samples, borings or other intrusive investigations of the soil, surface or ground water, air, buildings or infrastructure, or products); provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, (iii) otherwise violate any applicable Laws or (iv) interfere unreasonably with the business and operations of the Company or its subsidiaries or could otherwise result in significant interference with the prompt and timely discharge by employees of the Company or its subsidiaries of their duties (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) through (iv) above and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction).

(b)                                 The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.

Section 6.6                                    Non-Solicitation; Acquisition Proposals.

(a)                                 [Intentionally Omitted]

(b)                                 From and after the execution of this Agreement by all parties hereto until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, (i) the Company shall, and shall cause each of its directors, officers, Representatives and subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal; and (ii) the Company shall request that each Third Party that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Proposal promptly return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Third Party.

(c)                                  The Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, (i) deliver to Parent a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal, inquiry or request; and (B) the material terms and conditions of any such Competing Proposal (it being understood that price per share shall be considered a material term of any such Competing Proposal); and (ii) deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such Third Party or its Representatives relating to any such Competing

Proposal, including any financing commitments (including redacted fee letters) relating thereto.  The Company shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal, inquiry or request on a prompt basis, and in any event within two (2) Business Days thereof.  Notwithstanding anything in this Section 6.6 to the contrary, the Company shall not, and shall not permit its subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(d)                                 Except as expressly permitted by this Section 6.6, the Company shall not, shall cause its directors, officers and subsidiaries not to, and shall cause each of its Representatives and its subsidiaries’ Representatives not to, from the execution of this Agreement by all parties hereto until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry by, discussion with, or offer or request from any Third Party that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in any discussions or negotiations with (other than to state they are not permitted to engage discussions or negotiations), or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the books or records of the Company or its subsidiaries to, any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, (iii) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (iv) otherwise knowingly facilitate an effort or attempt to make a Competing Proposal.

(e)                                  At any time after the execution of this Agreement by all parties hereto and prior to the Offer Closing, the Company or its board of directors, directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making a Competing Proposal (provided, however, that prior to so furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and previously provided such information to Parent), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, in each case if: (x) such Third Party has submitted a bona fide written Competing Proposal that did not result from a breach of this Section 6.6 and that the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.  Prior to taking any of the actions referred to in this Section 6.6(e), the Company shall notify Parent and Acquisition Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.6(e).

(f)                                   Except as expressly permitted by this Section 6.6(f), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw,

qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation or fail to include the Company Recommendation in the Schedule 14D-9; or (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal (any of the actions described in clauses (i) and (ii) of this Section 6.6(f), an “Adverse Recommendation Change”); or (iii) cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Closing, the board of directors of the Company shall be permitted (x) to terminate this Agreement pursuant to Section 8.1(c)(ii) to enter into a definitive agreement with respect to a Superior Proposal that did not result from a breach of this Section 6.6, subject to compliance with Section 6.6(g) and Section 8.3, if the board of directors of the Company (A) has received a Competing Proposal that, in the good faith determination of the board of directors of the Company, constitutes, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Acquisition Sub pursuant to, Section 6.6(g), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (i) of such definition, if the board of directors of the Company determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)                                  The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 6.6(f) with respect to a Superior Proposal unless (i) the Company has provided prior written notice at least three (3) full Business Days in advance (and does not take action until after 12:01 a.m. on the day following such third (3rd) full Business Day) (a “Notice of Superior Proposal”) to Parent and Acquisition Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the Third Party and unredacted copies of all proposed transaction documents, including any financing commitments, including redacted fee letters relating thereto), (ii) during the three (3) Business Day period following Parent’s and Acquisition Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Commitment Letters so that such Superior Proposal ceases to constitute a Superior Proposal, and shall provide to Parent a brief summary of any material terms of the Superior Proposal not provided to the Company in writing, (iii) following the end of the three (3) Business Day period, the board of directors of the Company shall have determined in good faith, after consultation with its legal and financial advisors and taking into account any changes to this Agreement and the Commitment Letters proposed in writing by Parent and Acquisition Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (iv) in the event of any material amendment to the financial terms or any other material amendment of such Superior Proposal, a new Notice of Superior Proposal shall have been provided by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 6.6(g), except that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period; provided, that the Company has complied in all material respects with its obligations under this Section 6.6; provided, further, that any purported termination of this Agreement pursuant to Section 8.1(c)(ii) shall be void and of no force or effect unless the Company pays Parent the Termination Fee in accordance with Section 8.3(a)(ii) prior to or concurrently with such termination.

(h)                                 Nothing contained in this Agreement shall prohibit the Company or its board of directors, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) if the board of directors of the Company has determined in good faith, after consultation with legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures permitted under this Section 6.6(h)(ii) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 8.1(d)(i).

(i)                                     The Company shall not grant any waiver or release under any “standstill” or similar obligation with respect to the Company or any of its subsidiaries; provided, however, at any time prior to the Offer Closing, the board of directors of the Company may grant a waiver or release under any standstill agreement with respect to the Company or any of its subsidiaries if the board of directors of the Company, or any duly authorized committee thereof, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.  Except as contemplated by this Section 6.6(i), the Company shall enforce, and shall not release or permit the release of any Third Party from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.6.

(j)                                    For purposes of this Agreement:

(i)                                     “Competing Proposal” shall mean, other than the Transactions, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries), including any amendments, adjustments, changes, revisions and supplements thereto, from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis.

(ii)                                  “Superior Proposal” shall mean a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal, as well as any legal, financial, regulatory or other aspects of such proposal, including the person or group making the Competing Proposal and any break-up fee, conditions to consummation and financing terms), are more favorable to the Company and its stockholders than the Transactions (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(g)).

Section 6.7                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), existing as of the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Company’s or each of the Company’s subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement, shall survive the Merger and shall continue in full force and effect. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Restated Certificate of Incorporation or Bylaws (or equivalent organizational or governing documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement and (y) any indemnification agreement of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees with respect to any acts or omissions occurring on or prior to the Effective Time for a period of six years after the Effective Time.

(b)                                 Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will, to the same extent as such persons are indemnified or have the right to advancement of expenses as of the date hereof under the Restated Certificate of Incorporation and the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries or affiliates; or (y) the Offer, the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c)                                  Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in all material respects than the coverage provided under the Company’s existing policies.  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in all material respects than the coverage provided under the Company’s existing policies as of the date of this Agreement, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)                                 The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7.  The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.  To the extent Parent or the Surviving Corporation, as applicable, is the non-prevailing party with respect to any indemnification claims or disputes by any Indemnitee pursuant to this Section 6.7, Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.7.

(e)                                  The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f)                                   Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8                                    Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement or any of the Transactions, or from any person alleging that the consent of such person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement or any of the Transactions, and (c) the discovery by a party to this Agreement of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected to cause any of the conditions of the obligations of such party to consummate the

Merger as set forth in Article VII or the Offer not to be satisfied or the satisfaction of which to be materially delayed.

Section 6.9                                    Public Announcements.  The Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

Section 6.10                             Employee Matters.

(a)                                 As of the Effective Time, Parent shall assume and honor or cause the Surviving Corporation to assume or honor the Collective Bargaining Agreements. During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its subsidiaries whose terms and conditions of employment are not governed by any Collective Bargaining Agreements (“Non-Union Company Employees” and, collectively with employees of the Company and any of its subsidiaries whose terms and conditions of employment are governed by Collective Bargaining Agreements, the “Company Employees”) a base salary or wage rate at least equal to the Non-Union Company Employees’ base salary or wage rate in effect as of immediately prior to the Effective Time and compensation and benefits (excluding equity-based compensation and benefits provided under any defined benefit pension plan) that are, in the aggregate for all such employees as a group, no less favorable than to the compensation and benefits being provided to Non-Union Company Employees immediately prior to the Effective Time.

(b)                                 Without limiting paragraph (a) of this Section 6.10, during the one (1)-year period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to Non-Union Company Employees who experience a termination of employment, severance benefits that are no less favorable than the severance benefits that would have been provided under a Company Benefit Plan to such employees upon such a termination of employment immediately prior to the Effective Time or, if more favorable, the severance benefits provided by Parent or its subsidiaries to other similarly situated employees at the time of such termination of employment, and Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan, without any amendment or change that is adverse to any participant therein.

(c)                                  For purposes of eligibility, determination of level of benefits and vesting but not benefit accrual under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Merger Closing Date, other than defined benefit plans (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the

Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Merger Closing Date, to the same extent as such Company Employee was entitled, before the Merger Closing Date, to credit for such service under any similar Company Benefit Plan (except to the extent such service credit will result in the duplication of benefits).  In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Company Benefit Plan, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control” or concepts of similar meaning, the Closing shall be deemed to constitute a “change in control” or “change of control” (or event of similar meaning, as the case may be).

(e)                                  Nothing in this Agreement, express or implied, shall (i) confer upon any employee of Company or any of its subsidiaries, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, (ii) be interpreted to prevent or restrict Parent or the Surviving Corporation from modifying or terminating the employment or terms of employment of any employee of the Company or any of its subsidiaries, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Merger Closing Date or (iii) be construed to amend any Company Benefit Plan or any other employee benefit or compensation plan, program or arrangement of the Company, Parent, or any affiliate of either.

(f)                                   Prior to the Effective Time, the Company shall take all actions necessary to:

(i)                                     effectuate Section 3.3(a) (including, without limitation, providing any required notices and obtaining any required consents); and

(ii)                                  ensure following the Effective Time that no holder (or former holder) of Company Options, or any participant (or former participant) in any Company Benefit Plan shall have any right thereunder to acquire any shares of capital stock or voting securities of, or other equity interests (including “phantom” stock or stock appreciation rights) in, the Company, the Surviving Corporation or any of their respective subsidiaries.

The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of Section 3.3(a).  For purpose of the foregoing sentence, a reasonable opportunity shall mean at least three (3) Business Days prior to the adoption of the resolution or taking of the action.

Section 6.11                             Conduct of Business by Parent Pending the Merger.  Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the earlier termination of this Agreement, if any, pursuant to Section 8.1, Parent and Acquisition Sub shall not, and shall not permit any of its subsidiaries to, take or agree to take any action that would prevent or materially delay the consummation of the Transactions.

Section 6.12                             Financing.

(a)                                 Parent and Acquisition Sub acknowledge and agree that the Company and its affiliates and its and their respective Representatives shall not incur any liability to any person under, any financing that Parent and Acquisition Sub may raise in connection with the Transactions until the Closing and that if this Agreement is terminated prior to the Effective Time, Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than information provided by the Company or any of its subsidiaries expressly for use in connection therewith, or historical financial information relating to the Company or its subsidiaries), except to the extent such losses, damages, claims, costs or expenses arose out of or resulted from the fraud, willful misconduct or intentional misrepresentation of the Company, any of its subsidiaries or its or their respective representatives.

(b)                                 Each of Parent and Acquisition Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments (subject to any market flex provisions applicable thereto), including using their respective reasonable best efforts to: (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (subject to any market flex provisions applicable thereto), which agreements shall be in effect on or prior to the Offer Closing Date and (ii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective Representatives in such definitive agreements.  If all conditions to the Financing Commitments have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and any other persons providing Financing to fund the Financing at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger).

(c)                                  Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) if such amendments waivers or modifications would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (ii) impose new or additional conditions or expand, amend or modify any of the conditions to the receipt of the Financing in a manner materially adverse to Parent, Acquisition Sub or the Company or (iii) otherwise be reasonably likely to (A) prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other Transactions or (B) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments.

(d)                                 In no event shall Parent or Acquisition Sub or any of their affiliates (which for purposes of this Section 6.12(d) shall be deemed to include each direct or indirect investor or potential investor in Parent or Acquisition Sub, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis in connection with the Merger or the other Transactions or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt financing, including Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other Transactions. Except as required by Section 6.12(e), without the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent, nor Acquisition Sub shall seek or obtain any equity commitments or equity financing in respect of any of the Transactions, or provide any information in respect thereof to any potential investor in Parent or Acquisition Sub, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives, who have not been provided any such information prior to the date of this Agreement, other than as set forth in the Equity Financing Commitment as in effect on the date of this Agreement, and other than commitments by affiliated funds and limited partners of such funds.

(e)                                  In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments and such portion is required to consummate the Transactions, (i) Parent shall promptly notify the Company and (ii) Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the Transactions upon conditions not materially less favorable (as determined in the good faith judgment of Parent), taken as a whole, to Parent, Acquisition Sub and the Company than those in the Financing Commitments, as promptly as practicable following the occurrence of such event (and in any event no later than the Offer Closing Date or the Merger Closing Date, as applicable).  The definitive agreements entered into pursuant to the first sentence of this Section 6.12(c), Section 6.12(b)(i) or Section 6.12(c) are referred to in this Agreement, collectively, as the “Financing Agreements.”  The lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any of the Financing Agreements are referred to in this Agreement, collectively, as the “Lenders.”

(f)                                   Parent and Acquisition Sub shall, and shall cause their affiliates and representatives to, use reasonable best efforts to comply with the terms and satisfy on a timely basis the conditions that are within their respective control of the Financing Commitments, any alternative financing commitment, the Financing Agreements and any related fee and engagement letters.  Any material breach of the Financing Commitment, the Financing Agreements, any alternative financing commitment or any alternative financing agreement by Parent or Acquisition Sub shall be deemed a breach by Parent of this Section 6.12.  Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any material breach or, to the knowledge of Parent, threatened material breach by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing); provided, that Parent shall be under no obligation to disclose any information that is subject to attorney-client privilege or protection; so long as Parent shall give notice to the Company of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

Section 6.13                             Financing Cooperation.  The Company shall and shall cause its subsidiaries to, at Parent’s sole expense, use reasonable best efforts to provide all cooperation in connection with the arrangement of the Financing (for purposes of this Section 6.13, including (i) any flex applicable to the Debt Financing and (ii) any alternative financing obtained in connection with Section 6.12(c)) as may be reasonably requested by Parent.  Such cooperation by the Company shall include, at the reasonable request of Parent, (a) agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates (including a solvency certificate of the chief financial officer of the Company in the form contemplated by the Financing Commitments), as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (b) providing to the Lenders financial and other information in the Company’s possession in accordance with Section 6.5(a) and Section 6.5(b), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Commitment Letters, (c) making the Company’s officers available to assist the Lenders (including by participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Acquisition Sub and such lenders), (d)

assisting with the preparation of materials for rating agency presentations, offering documents, syndication documents (including bank information memoranda, private placement memoranda, prospectuses and lender and investor presentations), business projections and similar documents required in connection with the Financing and other documents required in connection with obtaining the Debt Financing, (e) obtaining legal opinions and issuing customary representation letters to auditors and using reasonable best efforts to (1) obtain accountants’ comfort letters and consents to the use of accountants’ reports relating to the Company, (2) assist the Parent and Acquisition Sub in obtaining corporate, credit and facility ratings from rating agencies for the Debt Financing and (3) assist the Parent and Acquisition Sub in obtaining other documentation and items contemplated by the Debt Commitment Letter or any definitive document relating to the Debt Financing as reasonably requested by Parent or Acquisition Sub, (f) furnishing all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its subsidiaries and to the extent requested in writing by any Lender no less than five (5) Business Days prior to the Effective Time, (g) arranging for documentation reasonably facilitating the pledging of collateral (including requesting customary payoff letters, releases, lien terminations, waivers, consents, estoppels, approvals as may be required in connection therewith and instruments of discharge) to be delivered at or prior to Merger Closing relating to all indebtedness to be paid off, discharged and terminated on the Merger Closing, (h) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company by the Company and its subsidiaries, (i) cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable and (j) otherwise reasonably cooperating in connection with the consummation of the Financing.  Parent shall promptly reimburse the Company for any reasonable out-of-pocket expenses and costs incurred in connection with the Company’s or its affiliates’ obligations under this Section 6.13.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time.

Section 6.14                             Acquisition Sub.  Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.15                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.16                             Rule 14d-10 Matters.  Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.17                             Rule 16b-3 Matters.  Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18                             Takeover Statutes.  If any Takeover Statute is or may become applicable to the Transactions after the date of this Agreement, Parent, the board of directors of Parent, the Company and the board of directors of the Company shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on the Transactions.

Section 6.19                             Rights Plan.  The Company shall cause the Rights Plan to terminate upon the Effective Time.  The Company has taken and will continue to take all actions necessary so that neither the execution nor delivery of this Agreement nor the consummation of the Transactions (including the Offer, the Top-Up Option and the Merger) will cause any rights to be granted under the Rights Plan or cause the rights previously granted under the Rights Plan to become exercisable.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)                                 (i) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated and (ii) the affirmative approval or clearance of Governmental Authorities required under Antitrust Laws of Germany relating to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have been obtained;

(b)                                 no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger; and

(c)                                  Acquisition Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 7.2                                    Frustration of Conditions.  None of the Company, Parent or Acquisition Sub may rely on the failure of any condition set forth in this Article VII or in Annex I to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time (except as otherwise expressly noted), as follows:

(a)                                 by mutual written consent of each of Parent and the Company; or

(b)                                 by either Parent or the Company, if:

(i)                                     the Effective Time shall not have occurred on or before 120 days from the date of this Agreement (the “Termination Date”); or

(ii)                                  (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii)(B) shall have used its reasonable best efforts to remove such Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii)(B) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii)                               the Offer Termination shall have occurred; or

(c)                                  by the Company if:

(i)                                     Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within (1) thirty (30) days of receipt by Parent of written notice of such breach or failure or (2) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if: (A) the

Offer Closing shall have occurred or (B) the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)                                  prior to the Offer Closing (x) the board of directors of the Company has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.6, and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 8.3(a)(ii); or

(iii)                               all of the conditions set forth in Section 7.1  have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing), and Parent and Acquisition Sub fail to consummate the Merger within two (2) Business Days following the date the Merger Closing should have occurred; provided, however, that during such period of two (2) Business Days following the date the Merger Closing should have occurred pursuant to Section 2.6 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i); or

(iv)                              (x) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (y) Parent shall have failed to consummate the Offer within two (2) Business Days in accordance with Section 2.1(a); or

(d)                                 by Parent if:

(i)                                     (x) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in a failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (e) of Annex I, and (B) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company within (1) thirty (30) days of receipt by the Company of written notice of such breach or failure or (2) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date or (y) a Company Material Adverse Effect occurs or exists such that any Offer Condition set forth in Annex I becomes incapable of being met; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if: (I) the Offer Closing shall have occurred or (II) Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)                                  the Company or any of its subsidiaries shall have materially breached Section 6.6; or

(iii)                               (x) the board of directors of the Company shall have made an Adverse Recommendation Change or failed to publicly reaffirm the Company Recommendation within seven (7) Business Days of receipt of a written request by Parent to provide such reaffirmation following a publicly known Competing Proposal (provided, however, that (I) such seven (7) Business Days period shall be extended for an additional three (3) Business Days following any material modification to such Competing Proposal occurring after the receipt of Parent’s written request and (II) such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the board of directors of the Company or comply with applicable Law); or (y) the Company enters into an Alternative Acquisition Agreement.

Section 8.2                                    Effect of Termination.  In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto or the Debt Financing Sources (or any of their respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from any material breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity, but subject in all cases to, and without limiting, Section 8.3(d); and provided, further, that the Confidentiality Agreement, the Limited Guaranty and the provisions of Section 6.5(b) (Access to Information; Confidentiality), Section 6.9 (Public Announcements), the indemnification provisions of Section 6.12 (Financing), the expense reimbursement provisions of Section 6.13 (Financing Cooperation), this Section 8.2, Section 8.3 (Termination Fees), Article IX (General Provisions) and Appendix A shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3                                    Termination Fees.

(a)                                 If, but only if, the Agreement is terminated by:

(i)                                     (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii)(x) and (y) (A) a Competing Proposal has been made to the Company after the date hereof and publicly announced and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12) month period) or (2) consummates a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with the consummation of such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)                                  the Company pursuant to Section 8.1(c)(ii) or Parent pursuant to Section 8.1(d)(iii)(y), then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with such termination;

(iii)                               Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii)(x), then the Company shall pay, or cause to be paid, to Parent the Termination Fee not later than the second (2nd) Business Day following such termination;

(iv)                              the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv), then Parent shall pay, or cause to be paid, to the Company the Reverse Termination Fee not later than the second (2nd) Business Day following such termination.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement:

(i)                                     the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion;

(ii)                                  the parties agree that the Termination Fee and the Reverse Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law; and

(iii)                               any amounts payable pursuant to this Section 8.3 shall be paid by wire transfer of same day funds in accordance with this Section 8.3.

(c)                                  For purposes of this Agreement:

(i)                                     “Termination Fee” means an amount equal to $13.35 million;

(ii)                                  “Reverse Termination Fee” means an amount equal to $31.15 million.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s right set forth in Section 9.9 (Specific Performance), the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 8.3(a)(iv) shall constitute the sole and exclusive remedy of the Company and its subsidiaries against Parent, Acquisition Sub, the Sponsor, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall also be obligated for any of its expense reimbursement and indemnification obligations contained in Section 6.13).  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated for any of its expense reimbursement obligations contained in Section 8.3(e)).  For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 9.9 and the payment of the Reverse Termination Fee under Section 8.3(a)(iv), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.9 and monetary damages, including all or any portion of the Reverse Termination Fee.

(e)                                  In the event that the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii), the Company shall pay Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent, Acquisition Sub and their respective Affiliates in connection with the Transactions, including the Financing (the “Parent Expenses”); provided, that the Company shall not be required to pay more than an aggregate of $2 million in Parent Expenses pursuant to this Section 8.3(e); provided, further that the Company shall not be required to pay any amounts pursuant to this Section 8.3(e) if (i) Parent or Acquisition Sub is in material breach of this Agreement or (ii) the Company is entitled to the Reverse Termination Fee.  The payment of the expense reimbursement pursuant to this Section 8.3(e) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to this Section 8.3.

(f)                                   Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its reasonable, documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7) and Section 6.10.

Section 9.2                                    Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission or e-mail of a .pdf attachment (providing confirmation of transmission; provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Acquisition Sub:

Pianissimo Holdings Corp.

c/o Paulson & Co. Inc.

1251 Avenue of the Americas

New York, New York 10020

Phone:  (212) 956-2221

Fax: (212) 351-5887

Attention:                 Michael Waldorf

Lisa Chun

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Phone:  (212) 872-1000

Fax: (212) 872-1002

Attention:                 Patrick J. Dooley

Ron E. Deutsch

if to the Company:

Steinway Musical Instruments, Inc.

800 South Street

Suite 205

Waltham, MA 02453-1439

Phone:  (781) 894-9770

Fax:  (781) 894-9803

Attention:  General Counsel

with a copy (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California  94301

Phone: (650) 470-4500

Fax: (650) 470-4570

Attention:                 Kenton J. King

M. Amr Razzak

Gibson, Dunn & Crutcher

200 Park Avenue

New York, NY 10166

Telephone: (212) 351-2626

Fax: (212) 351-6326

Attention: John Gaffney

Section 9.3                                    Interpretation; Certain Definitions.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.  References to a person are also to its successors and permitted assigns.  All references to “dollars” or “$” refer to currency of the United States of America.  References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, 100% of the equity interests.  An Offer Condition shall be deemed to be satisfied at any time if such Offer Condition shall not have occurred on or prior to such time or, if such Offer Condition shall have occurred prior to such time, such Offer Condition shall not be continuing at such time.   For the avoidance of doubt, any document included in the Electronic Data Room as of the date hereof shall be deemed to have been “provided” or “made available” to Parent and Acquisition Sub for purposes of the Agreement.

Section 9.4                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5                                    Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6                                    Entire Agreement.  This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Limited Guaranty and the Equity Commitment Letter the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7                                    No Third-Party Beneficiaries.  Except as provided in Section 6.7, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for (a) in the event the Effective Time shall have occurred, the rights of the Company’s stockholders and holders of Company Options to receive the Merger Consideration and the Option Consideration at the Effective Time, (b) the right of the Company, on behalf of its stockholders and holders of Company Options, as applicable, to collect the Total Common Merger Consideration and Option Consideration (or any portion thereof) and/or pursue damages (which shall include, to the extent proven, the total amount that could have been claimed by the Company’s stockholders and holders of Company Options if such holders brought an action against Parent and Acquisition Sub and were recognized as intended third-party beneficiaries hereunder), in each cash subject to Section 8.3(d), in the event of Parent’s or Acquisition Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Acquisition Sub, and (c) with respect to Section 8.3(d), Section 9.5, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12, the second proviso to Section 9.14 and this Section 9.7 the Debt Financing Sources.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.15 without notice or liability to any other person. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.15 without notice or liability to any other person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8                                    Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9                                    Specific Performance.

(a)                                 The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity in any such event and prior to the valid exercise of any termination right by the parties in accordance with Section 8.1.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Financing and to enforce specifically the terms and provisions of this Agreement or the Financing shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)                                 Notwithstanding anything herein to the contrary, the Company shall not be entitled to specific performance or any other equitable relief in order to cause Parent and Acquisition Sub to consummate the Offer or the Merger or cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) unless:

(i)                                     all conditions in Annex I or Section 7.1 (other than those conditions that by their terms are to be satisfied at the Offer Closing or Merger Closing, as applicable, but subject to the satisfaction of such conditions at the Offer Closing or Merger Closing, as applicable) have been satisfied or waived;

(ii)                                  Parent and Acquisition Sub have failed to complete the Merger Closing by the date the Merger Closing is required to occur pursuant to Section 2.2;

(iii)                               the Debt Financing has been funded or the Lenders have irrevocably confirmed to Parent in writing that the Debt Financing will be funded at the Offer Closing (if the Equity Financing is funded); and

(iv)                              the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then the Offer Closing or Merger Closing, as applicable, will occur.

Section 9.10                             Consent to Jurisdiction.

(a)                                 Each of Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New

York, whether a state or Federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 9.11                             Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13                             Disclosure Letters.  All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement.  The disclosure set forth in a party’s disclosure letter shall provide an exception to or otherwise qualify (a) the representations and warranties of such party contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties of such party in this Agreement to the extent it is reasonably apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties.  The listing of any matter on a party’s Disclosure Schedule shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 9.14                             Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the Offer Closing shall have occurred; provided, however, that after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration; provided, further, that  Section 8.3(d), Section 9.5, Section 9.7(c), Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 and this proviso to Section 9.14 shall not be amended in a manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.15                             Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 9.14, waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.16                             Expenses.  Except as otherwise provided in Section 6.13 and Section 8.3(e), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PIANISSIMO HOLDINGS CORP.

By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	President

PIANISSIMO ACQUISITION CORP.

By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	President

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
	Name:	Dennis M. Hanson
	Title:	Senior Executive Vice President and Chief Financial Officer

APPENDIX A

As used in the Agreement, the following terms shall have the following meanings:

“1996 Plan” shall mean the Company’s Amended and Restated 1996 Stock Plan.

“2006 Plan” shall mean the Company’s 2006 Stock Compensation Plan.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.6; provided, further, that any such confidentiality agreement shall permit any party that has filed a Schedule 13D with the SEC prior to the date hereof and any party related thereto to disclose the terms of any Competing Proposal and information relating thereto as and to the extent required under Law.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Blue Sky Laws” shall mean state securities, takeover or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” shall mean the collective bargaining agreements to which the Company is a party.

“Company Benefit Plan” shall mean each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, agreement, arrangement or policy (written or oral) (including any individual or form contract of employment) relating to stock options or other equity or equity-based awards, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, compensation, profit-sharing, retirement, stock-related rights, insurance, health or medical benefits, disability benefits, post-employment benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its ERISA Affiliates for the benefit of any current or former employee, director or independent contractor of the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries may have any liability (contingent or otherwise), other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.16(a).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries leases, subleases, licenses, uses or

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occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, event, effect, development, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, effects, developments, occurrences, state of facts or developments, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, properties, assets, liabilities or financial condition, in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents, impedes or delays, or would reasonably be expected to prevent, impede or delay, the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any changes, events, effects, developments, occurrences, state of facts or developments relating to or attributable to: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of its subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (v) the entry into, announcement or performance (other than the performance of the Company’s or any of the Company’s subsidiaries’ obligations under Section 6.1) of this Agreement and the transactions contemplated hereby; (vi) any changes, in and of themselves, in the market price or trading volume of shares of Company Common Stock or any failure, in and of itself, to meet internal or published projections, forecasts or revenue, net retail sales, comparable store sales or earnings predictions for any period (in each case, but not the facts or circumstances underlying or contributing to any such change or failure); (vii) any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; or (viii) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement; provided, however, that the exceptions set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall only apply if such change, event, effect, development, occurrence, state of facts or development does not disproportionately affect the Company or its subsidiaries relative to other persons in the industries in which the Company and its subsidiaries operate.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Plans.

“Company Plans” shall mean the 1996 Plan and the 2006 Plan.

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“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Confidentiality Agreement” shall mean the confidentiality agreement dated July 12, 2013 between Paulson & Co. Inc. and the Company.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Financing Sources” shall mean the “Lenders”, together with their affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and representatives.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Schedules” shall mean the disclosure letters, dated as of the date of this Agreement, and delivered concurrently herewith.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, including the rules and regulations promulgated thereunder.

“Environmental Claim” means written notices of violation, notices of liability, demand letters and formal administrative or judicial actions or lawsuits, in each case alleging liability for a Release by the Company or its subsidiaries of Hazardous Materials or a violation of applicable Environmental Laws.

“Environmental Laws” has the meaning set forth in Section 4.20.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, would be treated as a single employer pursuant to Section 414 of the Code or Section 4001(b) of ERISA.

“ESPP” shall mean the Company’s 2006 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization,

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preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 14D-9 and all SEC and other regulatory filing fees incurred in connection with the Schedule 14D-9, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FTC” shall mean the Federal Trade Commission.

“fully diluted basis” shall have the meaning customarily given to “fully diluted basis” in accordance with GAAP.

“GAAP” shall mean the United States generally accepted accounting principles.

“German Pension Scheme” shall mean the Steinway Haus Munchen GmbH defined benefit pension plan, the Kluge Klaviaturen GmbH defined benefit pension plan and the Steinway & Sons, Hamburg defined benefit pension plan.

“Governmental Authority” shall mean any United States (federal, state or local), foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” means hazardous or toxic chemicals, materials, substances or wastes that are defined in, regulated under or for which liability is imposed under applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person:  (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contracts or agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases (in accordance with GAAP), (e) in respect of outstanding letters of credit and bankers’ acceptances or (f) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Intellectual Property Rights” has the meaning set forth in Section 4.16(a).

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“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company and Parent, as applicable, (i) for the Company: the Chief Executive Officer and the Chief Financial Officer; and (ii) for Parent: the Chief Executive Officer.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, common law or Orders promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, rights of way, easements, pledges, security interests, title retention agreements, defects in title, or charges of any kind, other than licenses of or other grants of rights to use Intellectual Property Rights.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA and to which the Company or any of its ERISA Affiliates contributes, is required to contribute or, at any time within the last six years, to which the Company or any of its ERISA Affiliates has been required to contribute.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Parent Material Adverse Effect” shall mean any change, event, effect, development, occurrence, state of facts or development that is materially adverse to the business, results of operations, properties, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other Transactions.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing Indebtedness or liabilities that have otherwise been disclosed to Parent in writing and (iii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar Liens incurred in the ordinary course of business for amounts not yet due, being contested in good faith or for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, deposit, disposal or dispersal of Hazardous Materials into the environment.

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“Rights Plan” shall mean the Rights Agreement, dated September 26, 2011, as amended from time to time, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Special Committee” shall mean the special committee of the board of directors of the Company.

“Sponsor” shall mean Paulson & Co. Inc., on behalf of the accounts and funds managed by it.

“subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation taxes and fees, customs’ duties, tariffs, and similar taxes or charges, in each case whether disputed or not.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority.

“Third Party” shall mean any person or group other than Parent, Acquisition Sub and their respective affiliates.

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.

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“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“UK Pension Scheme” shall mean the UK Steinway & Sons Pension Scheme, a defined benefit scheme established under a trust deed on 1 March 1973.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

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ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a)                                 there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its subsidiaries, would represent at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”);

(b)                                 [Intentionally Omitted]

(c)                                  The Company, the board of directors of the Company and the agent under the Rights Plan shall not have taken all necessary actions to ensure that no rights shall be issued or exercisable under the Rights Plan, and that the Rights Plan shall have no force or effect, with respect to the Transactions;

(d)                                 (i) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated and (ii) the affirmative approval or clearance of Governmental Authorities required under Antitrust Laws of Germany relating to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have been obtained; or

(e)                                  any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i)                                     a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(ii)                                  (A) any of the representations and warranties of the Company contained in Section 4.3 (Capitalization) shall not have been true and correct in all material respects as of the date of this Agreement or shall not be true and correct in all material respects as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) any of the representations and warranties of the Company contained in Section 4.4 (Authority Relative to Agreement), Section 4.25 (Takeover Statutes), Section 4.26 (No Vote Required), Section 4.27 (Brokers) or Section 4.28 (KSTW Merger Agreement), shall not have been true and correct in all material respects at and as of the date of this Agreement or shall not be true and correct in all material respects at and as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (C) any of the other representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, that solely for purposes of clause (A) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.3 would cause damages or diminution in value to Parent or Acquisition Sub of $5 million or more or would cause the aggregate amount required to be paid by Parent and/or Acquisition Sub to consummate the Transactions to increase by $5 million or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (A) of this paragraph (ii).

(iii)                               the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv)                              since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v)                                 this Agreement shall have been terminated in accordance with its terms.

Prior to the Offer Closing, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that none of the conditions set forth in clauses (ii), (iii) and (iv) of paragraph (e) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Acquisition Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition).  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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EXHIBIT A

SOLE STOCKHOLDER CONSENT

ACTION BY WRITTEN CONSENT OF THE SOLE STOCKHOLDER
OF PIANISSIMO ACQUISITION CORP.

Pursuant to Section 228 of the Delaware Corporation Law and the Bylaws of Pianissimo Acquisition Corp., a Delaware corporation (the “Corporation”), the undersigned, constituting the sole stockholder of the Corporation hereby, pursuant to this written consent, votes all shares of the Corporation’s outstanding capital stock held of record by it FOR the adoption and approval of the following recitals and resolutions, without a formal meeting and without prior notice, effective as of this August 14, 2013:

1.                                      Approval of Agreement and Plan of Merger and Related Agreements

WHEREAS, the board of directors of the Corporation previously approved and adopted an Agreement and Plan of Merger (the “Merger Agreement”), entered into by and among this Corporation, Pianissimo Holdings Corp. (“Parent”), and Steinway Musical Instruments, Inc. (“Target”), pursuant to which, among other things, the Corporation shall be merged with and into the Target in accordance with the DGCL and upon the terms and subject to the conditions in the Merger Agreement.

RESOLVED, that the Merger Agreement and the transactions contemplated thereby (the “Transactions”) be, and each hereby is, approved and adopted in its entirety.

RESOLVED, that the officers of the Corporation are, and any of them acting singly is, hereby authorized to negotiate and to execute and deliver on behalf of the Corporation the Merger Agreement and any related agreements, and to take all actions necessary and appropriate to deliver such agreements and to perform the Corporation’s obligations thereunder.

RESOLVED, that the officers of the Corporation are, and any of them acting singly is, hereby authorized to negotiate and to execute and deliver on behalf of the Corporation the documents, agreements and plans that the officers of the Corporation may deem necessary or advisable in connection with the execution of the Merger Agreement and consummation of the Transactions, on terms and conditions deemed necessary or advisable by the officers of the Corporation in connection with the Transactions.

RESOLVED, that the officers of the Corporation are, and any of them acting singly is, hereby authorized to take all lawful actions as the officers of the Corporation may deem necessary or advisable in connection with the funding and capitalization of the Corporation (through an infusion of cash in exchange for equity, through an intercompany loan from the Parent or a combination of both) as a wholly-owned subsidiary of the Parent to be merged with the Target, setting up of bank accounts, issuance of debt or equity of the Corporation, and the consummation of the Transactions including negotiating, preparing, executing, acknowledging, delivering and filing any and all agreements, certificates, instruments, reports and other documents as the officers of the Corporation, and any of them acting singly, may deem in his or her judgment necessary or advisable in connection with the funding and capitalization of the

Corporation, setting up of bank accounts, issuance of debt or equity of the Corporation and the consummation of the Transactions.

RESOLVED, that all actions previously taken by any director, officer, employee or agent of this Corporation in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of this Corporation.

2.             General Authorization

RESOLVED, that the officers of the Corporation are, and any of them acting singly is, hereby authorized and directed from time to time, in the name and on behalf of the Corporation, under its corporate seal, if desired, to take such additional lawful actions as the officers of the Corporation may deem necessary or advisable in connection with the consummation of the transactions contemplated by these resolutions, including negotiating, preparing, executing, acknowledging, delivering and filing any and all agreements, certificates, instruments, reports, regulatory and other notices and other documents as the officers of the Corporation, and any of them acting singly, may deem in his or her judgment necessary or advisable in connection with the consummation of the transactions contemplated by these resolutions.

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IN WITNESS WHEREOF, as of the date first written above, the undersigned, constituting the sole stockholder of the Corporation, hereby voting the full number of shares of each class of the Company’s outstanding voting stock held of record by it, has executed this written consent and directs that this written consent be filed with the minutes of the proceedings of the Corporation’s stockholders.

PIANISSIMO HOLDINGS CORP.

By:	/s/ Michael Waldorf
Name: Michael Waldorf
Title: President